Exhibit 99.1

Peoples State Bank Announces Agreement to Acquire

Northwoods National Bank of Rhinelander,

a Branch of The Baraboo National Bank

Wausau, WI. – January 22, 2014 – PSB Holdings, Inc. (OTCQB: PSBQ) and Peoples State Bank President and CEO, Peter W. Knitt, and Merlin Zitzner, President and CEO of The Baraboo National Bank (Baraboo), operator of the Northwoods National Bank Rhinelander branch (Northwoods Rhinelander), headquartered in Baraboo, Wisconsin, jointly announced today that Peoples State Bank, Wausau, Wisconsin (Peoples) has entered into an agreement with Baraboo to acquire the assets, loans, and deposits of Northwoods Rhinelander as well as certain loans from the Northwoods branch located in Elcho, Wisconsin.  The purchase includes approximately $22 million of performing loans and $44 million of deposits as of December 31, 2013.

Peoples will also purchase the Northwoods Rhinelander branch building and expects to operate this new branch within the existing facility in addition to maintaining its existing Rhinelander, Wisconsin branch location.  The addition of the new branch is expected to bring Peoples to the highest deposit market share in the City of Rhinelander, as well as 17% of the total deposit market share in Oneida County, Wisconsin.

The transaction is subject to regulatory approval and other customary closing conditions.  It is expected that the transaction will close in the late first quarter 2014.

Peoples Northern Region President Tom Knudsen stated, “Since entering the Rhinelander market in 1998, Peoples has become a leader in local business and real estate lending.  We look forward to helping the customers of Northwoods National Bank with their financial needs and strengthening their community.”

Peter Knitt noted, “Expansion within our existing market provides expected economies of scale over time and includes a portfolio of local performing loans.  Our existing northern Wisconsin branches in Rhinelander, Minocqua, and Eagle River provide a stronger branch network to Northwoods’ customers, promoting deposit retention and growth through the acquisition and future branch integration.”

About PSB Holdings, Inc.

PSB Holdings, Inc. completed its first acquisition in 2012 with the purchase of Marathon State Bank in Marathon, WI, a community bank having $107 million in assets located within Peoples’ existing market.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving central and northern Wisconsin in Marathon, Oneida, and Vilas counties.

In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB Holdings, Inc stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the potential growth of PSB Holdings, Inc., its future profits, changes in income and expenses, proforma impacts to income related to merger and acquisition activities, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2012. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

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